EXHIBIT 99.1

[CATALINA MARKETING LOGO]

NEWS

FOR IMMEDIATE RELEASE

Christopher W. Wolf

Chief Financial Officer

(727) 579-5218

Joanne Freiberger

Vice President, Finance

(727) 579-5116

CATALINA MARKETING CORPORATION PREVIEWS

FISCAL 2004 AT INVESTOR CONFERENCE

ST. PETERSBURG, Fla., March 7, 2003- Catalina Marketing Corporation (NYSE: POS), today announced that it will provide fiscal year 2004 revenue and earnings per share estimates during the company’s annual investor conference. For the year ending March 31, 2004, consolidated revenue is expected to be between $521 million and $542 million, an increase of eight to 12 percent versus the estimated revenue for the comparable prior year period. Fiscal year 2004 earnings are projected to be between $1.23 and $1.28 per share.

The company will also provide fiscal 2004 initial revenue growth estimates for individual operating units. Revenue growth for the Core Domestic Business is expected to be between nine and 14 percent versus the projected revenue for the prior year comparable period. Health Resource is expecting an increase in revenue of up to five percent above fiscal 2003 estimated revenue, while Research Solutions growth is projected to be between 15 and 25 percent above the comparable prior year period estimated revenue. Europe is expected to achieve revenue growth for the year ending

March 31, 2004 in the range of 25 to 30 percent compared to the fiscal 2003 revenue estimate. Japan fiscal year 2004 revenue is expected to decline 15 to 20 percent compared to fiscal 2003 revenue projection.

The company will also update its fiscal year 2003 fourth quarter and full year revenue and earnings per share estimates. For the three months ending March 31, 2003, consolidated revenue is expected to increase between four and seven percent over the comparable prior year period. Earnings are projected to be between 41 and 43 cents per share. For the twelve month period ending March 31, 2003, revenue is expected to grow between seven and nine percent. For fiscal year 2003, earnings are expected to be between $1.09 and $1.11 per share, net of the effect of the second quarter one-time charge. Excluding the effect of the second quarter one-time charge, fiscal year 2003 earnings per share are expected to be between $1.14 and $1.16 per share.

The conference will include statements relating to the business, operations, management and financial results of Catalina Marketing Corporation. The investor conference is being held today from 8:30 am to 3:00 pm EST in Tampa, Florida. A live audio Webcast will be accessible through Catalina Marketing Corporation’s website at www.catalinamarketing.com and will be archived for replay.

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with multiple consumer access vehicles, reaching consumers at home, in-store and online. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Through its operating divisions, Catalina Marketing offers an array of behavior-based promotional messaging, product sampling, loyalty programs, direct to patient information and market research services. Personally-identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, is never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.